Filed Pursuant to Rule 433

Registration Statement No. 333-209122

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

€ 1,000,000,000 0.500% Senior Notes due 2020

€ 1,000,000,000 1.300% Senior Notes due 2024

€ 750,000,000 2.150% Senior Notes due 2028

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	March 9, 2016
Settlement Date:	March 15, 2016 (T+4)
Expected Ratings*:	Aa2 by Moody’s Investors Service, Inc. AA by Standard & Poor’s Ratings Services

0.500% Senior Notes due 2020

Principal Amount:	€1,000,000,000
Maturity Date:	March 13, 2020
Issue Price (Price to Public):	99.874% of face amount
Gross Spread:	25 bps
Proceeds to Issuer:	€996,240,000
Interest Rate:	0.500% per annum
Yield to Maturity:	0.532%
Spread to Mid-Swap:	+60 bps
Mid-Swap Yield:	-0.068%
Benchmark Security:	OBL 0.000% due April 17, 2020 #171
Benchmark Security Price:	101.825%
Benchmark Security Yield:	-0.440%
Spread to Benchmark Security:	+97.2 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on March 13, commencing March 13, 2017
Optional Redemption:	At any time prior to February 13, 2020: Make-whole redemption at comparable government bond rate plus + 15 bps On or after February 13, 2020: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BT4
Common Code:	138033392
ISIN:	XS1380333929
Paying Agent	The Bank of New York, London Branch
Listing:	The Issuer intends to apply to list the 0.500% Senior Notes due 2020 on the New York Stock Exchange

1.300% Senior Notes due 2024

Principal Amount:	€1,000,000,000
Maturity Date:	March 15, 2024
Issue Price (Price to Public):	99.766% of face amount
Gross Spread:	37.5 bps

Proceeds to Issuer:	€993,910,000
Interest Rate:	1.300% per annum
Yield to Maturity:	1.331%
Spread to Mid-Swap:	+95 bps
Mid-Swap Yield:	0.381%
Benchmark Security:	DBR 1.750% due February 15, 2024
Benchmark Security Price:	114.265%
Benchmark Security Yield:	-0.045%
Spread to Benchmark Security:	+137.6 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on March 15, commencing March 15, 2017
Optional Redemption:	At any time prior to December 15, 2023: Make-whole redemption at comparable government bond rate plus + 20 bps On or after December 15, 2023: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BU1
Common Code:	138033414
ISIN:	XS1380334141
Paying Agent	The Bank of New York, London Branch
Listing:	The Issuer intends to apply to list the 1.300% Senior Notes due 2024 on the New York Stock Exchange

2.150% Senior Notes due 2028

Principal Amount:	€750,000,000
Maturity Date:	March 15, 2028
Issue Price (Price to Public):	99.592% of face amount
Gross Spread:	45 bps
Proceeds to Issuer:	€743,565,000
Interest Rate:	2.150% per annum
Yield to Maturity:	2.189%
Spread to Mid-Swap:	+140 bps
Mid-Swap Yield:	0.789%
Benchmark Security:	DBR 0.500% due February 15, 2026
Benchmark Security Price:	102.545%
Benchmark Security Yield:	0.240%
Spread to Benchmark Security:	+194.9 bps
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Interest Payment Dates:	Annually on March 15, commencing March 15, 2017
Optional Redemption:	At any time prior to December 15, 2027: Make-whole redemption at comparable government bond rate plus + 30 bps On or after December 15, 2027: Redemption at par
Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP:	084670 BV9
Common Code:	138033422
ISIN:	XS1380334224
Paying Agent	The Bank of New York, London Branch

Listing:	The Issuer intends to apply to list the 2.150% Senior Notes due 2028 on the New York Stock Exchange

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities plc Merrill Lynch International Wells Fargo Securities International Limited

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Settlement Period: The closing will occur on March 15, 2016, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities plc collect at +44-207-134-2468, Merrill Lynch International toll-free at 1-800-294-1322 or Wells Fargo Securities International Limited at 44-20-7149-8481.